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Prospectus Supplement #4                       Filed pursuant to Rule 424(b)(3)
(to prospectus dated November 17, 2000)              Registration No. 333-47150


                        MERCURY INTERACTIVE CORPORATION


           4.75% Convertible Subordinated Notes Due July 1, 2007 and Shares of Common Stock Issuable Upon Conversion of the Notes


                                ---------------


     This prospectus supplement relates to the resale by the holders of our 4.75% convertible subordinated notes due July 1, 2007 and the shares of our common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated November 17, 2000, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading "Selling Holders" in the prospectus is amended by the addition of the information appearing in the table below:


                                                         Principal
                                                       Amount of Notes     Common Stock                         Common Stock
                                                        Beneficially          Owned                              Owned After
                                                        Owned and           Prior to the        Common           Completion of
Name of Beneficial Owner                                 Offered           Offering(1)(2)     Stock Offered       the Offering
-----------------------                                  -------           --------------     -------------       ------------
Arkansas Teachers Retirement.............................  $4,714,000             42,373             42,373                 --
Baptist Health of South Florida..........................     239,000              2,148              2,148                 --
Boston Museum of Fine Art................................     122,000              1,096              1,096                 --
Credit Suisse First Boston Corporation...................   3,495,000             31,415             31,415                 --
Engineers Joint Pension Fund.............................     500,000              4,494              4,494                 --
GLG Market Neutral Fund..................................  14,000,000            125,843            125,843                 --
Goldman Sachs and Company................................   5,540,000             49,797             49,797                 --
Lumberman's Mutual Casualty..............................     516,000              4,638              4,638                 --
Nicholas Applegate Convertible Funds.....................   1,664,000             14,957             14,957                 --
Physicians Life..........................................     393,000              3,532              3,532                 --
San Diego City Retirement................................   1,005,000              9,033              9,033                 --
San Diego County Convertible.............................   2,115,000             19,011             19,011                 --
Screen Actors Guild Pension Convertible..................     533,000              4,791              4,791                 --
Wake Forest University...................................     925,000              8,314              8,314                 --
Writers Guild Convertible................................     311,000              2,795              2,795                 --
Wyoming State Treasurer..................................   1,070,000              9,618              9,618                 --

 (1) Includes common stock into which the notes are convertible.
 (2) Assumes a conversion ratio of 8.9888 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.
                    ________________________________________

       Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 3 of the prospectus, as well as the "Risk Factors" section included in our recent reports filed with the Securities and Exchange Commission.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is January 10, 2001.